Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2022 relating to the financial statements of Vaxcyte, Inc., and the effectiveness of Vaxcyte’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vaxcyte, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

December 22, 2022